Exhibit 99.1

Horizon Technology Finance Announces
First Quarter 2017 Financial Results

Liquidity Events Contributed to Annualized Portfolio Yield of 15.5%

Originated Five New Investments; Increased Net Asset Value

FARMINGTON, Conn., May 2, 2017 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Earned net investment income of $3.4 million, or $0.29 per share, for the quarter
•	Net asset value equaled $139.4 million, or $12.11 per share, at quarter end
•	Funded $25.8 million in loans to five companies
•	Achieved an annualized portfolio yield of 15.5% for the quarter
•	Ended the quarter with an investment portfolio of $180.1 million
•	Experienced liquidity events from six portfolio companies
•	Total liquidity as of March 31, 2017 was $49.8 million
•	Floating rate loans comprised 100% of the outstanding principal of the loan portfolio at quarter end
•	At quarter end, held a portfolio of warrant and equity positions in 76 portfolio companies
•	Asset coverage for borrowed amounts of 262% as of March 31, 2017
•	Declared distributions of $0.10 per share payable in each of July, August and September 2017, increasing cumulative declared distributions to $9.62 per share since going public in October 2010

“Horizon’s increased first quarter investment activity reflects the Company’s strong liquidity position and the steps we have taken to strengthen our origination platform,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “During the first quarter, we also made further progress in resolving underperforming investments and increased our net asset value. Additionally, we realized positive liquidity events from six portfolio companies, including a $1 million warrant gain.”

Mr. Pomeroy continued, “Going forward, we continue to focus on sourcing loans in the life science and technology markets to companies with limited leverage, which we believe will provide appropriate risk-adjusted returns. We remain optimistic about Horizon’s ability over time to grow its investment portfolio and pay distributions that are covered by our net investment income. We also continue to provide our shareholders with added upside potential from our seasoned warrant portfolio.”

Operating Results

Total investment income was $7.0 million for the three months ended March 31, 2017, as compared to $9.3 million for the three months ended March 31, 2016. The year-over-year decrease in total investment income is primarily due to lower interest income on investments resulting from the smaller average size of the loan portfolio.

The Company’s dollar-weighted annualized portfolio yield on average loans for the three months ended March 31, 2017 and 2016 was 15.5%.

Total expenses for the three months ended March 31, 2017 were $3.6 million, as compared to $4.9 million for the three months ended March 31, 2016. Interest expense decreased slightly year-over-year primarily due to a decrease in average borrowings. Base management fee decreased year-over-year primarily due to a decrease in the average size of the investment portfolio. For the three months ended March 31, 2017, incentive fee expense decreased as the incentive fee on pre-incentive fee net investment income was limited by the incentive fee cap and deferral mechanism under the Company's Investment Management Agreement, which resulted in $0.3 million of reduced expense and additional net investment income.

Net investment income for the three months ended March 31, 2017 was $3.4 million, or $0.29 per share, as compared to $4.4 million, or $0.38 per share, for the three months ended March 31, 2016.

For the three months ended March 31, 2017, the net realized and unrealized gain on investments was $0.3 million, or $0.03 per share, as compared to net realized and unrealized loss on investments of $3.0 million, or $0.26 per share, for the three months ended March 31, 2016.

Portfolio Summary and Investment Activity

As of March 31, 2017, the Company’s debt portfolio consisted of 37 secured loans with an aggregate fair value of $166.1 million. In addition, the Company’s total warrant, equity and other investments in 79 portfolio companies had an aggregate fair value of $14.0 million as of March 31, 2017. Total portfolio investment activity as of and for the three months ended March 31, 2017 and 2016 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2017	2016
Beginning portfolio	$194,003	$250,267
New debt investments	25,916	16,500
Principal payments received on investments	(11,891)	(9,986)
Early pay-offs	(27,209)	(8,097)
Accretion of debt investment fees	505	362
New debt investment fees	(270)	(289)
New equity	—	45
Sale of investments	(1,226)	(836)
Net realized loss on investments	(10,845)	(1,917)
Net unrealized appreciation (depreciation) on investments	11,131	(1,014)
Ending portfolio	$180,114	$245,035

Net Asset Value

At March 31, 2017, the Company’s net assets were $139.4 million, or $12.11 per share, as compared to $157.2 million, or $13.62 per share, as of March 31, 2016, and $139.2 million, or $12.09 per share, as of December 31, 2016.

For the three months ended March 31, 2017, the net increase in net assets resulting from operations was $3.7 million, or $0.32 per share, compared with a net increase in net assets of $1.4 million, or $0.12 per share, for the three months ended March 31, 2016.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2017 and December 31, 2016:

($ in thousands)	March 31, 2017			December 31, 2016
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	6	$23,134	13.9%	6	$29,721	16.0%
3	25	127,192	76.7	28	131,605	70.6
2	4	9,540	5.7	6	13,360	7.2
1	2	6,200	3.7	4	11,500	6.2
Total	37	$166,066	100.0%	44	$186,186	100.0%

As of March 31, 2017 and December 31, 2016, Horizon’s loan portfolio had a weighted average credit rating of 3.0, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and high degree of risk of loss of principal. As of March 31, 2017, there were two debt investments with an internal credit rating of 1, with an aggregate cost of $11.9 million and an aggregate fair value of $6.2 million. As of December 31, 2016, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $26.2 million and an aggregate fair value of $11.5 million.

Liquidity Events

Horizon experienced liquidity events from six portfolio companies in the quarter ended March 31, 2017. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In March, Argos Therapeutics, Inc. (“Argos”) prepaid the outstanding principal balance of $9.2 million on its venture loan, plus interest. Horizon continues to hold warrants in Argos.

In March, Rypos, Inc. (“Rypos”) prepaid the outstanding principal balance of $1.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Rypos.

In March, Social Intelligence Corporation (“Social Intelligence”) prepaid the outstanding principal balance of $0.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Social Intelligence.

In March, Vidsys, Inc. prepaid the outstanding principal balance of $2.6 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

In March, MedAvante, Inc. (“MedAvante”) prepaid the outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $1.0 million pursuant to its exercise and sale of warrants in MedAvante.

In March, Luxtera, Inc. (“Luxtera”) prepaid the outstanding principal balance of $3.7 million on its venture loan, plus interest and end-of-term payment. Horizon continues to hold warrants in Luxtera.

Liquidity and Capital Resources

As of March 31, 2017, the Company had $49.8 million in available liquidity, including $43.6 million in cash and $6.2 million in funds available under existing credit facility commitments.

At March 31, 2017, there was $53.0 million outstanding under the $95.0 million revolving credit facility. The facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the facility.

As of March 31, 2017, the Company’s debt to equity leverage ratio was 62%, and the asset coverage ratio for borrowed amounts was 262%.

Stock Repurchase Program

On April 27, 2017, the Company’s board of directors extended the Company's previously authorized stock repurchase program until the earlier of June 30, 2018 or the repurchase of $5.0 million of the Company's common stock. From the inception of the stock repurchase program through March 31, 2017, the Company has repurchased 161,542 shares of its common stock at an average price of $11.27 on the open market at a total cost of $1.8 million.

Monthly Distributions Declared in Second Quarter 2017

On April 27, 2017, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of July, August and September 2017. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
June 16, 2017	June 20, 2017	July 14, 2017	$0.10
July 18, 2017	July 20, 2017	August 15, 2017	$0.10
August 16, 2017	August 18, 2017	September 15, 2017	$0.10
		Total:	$0.30

After paying distributions of $0.30 and earning $0.29 per share for the quarter, the Company’s undistributed spillover income as of March 31, 2017 was $0.14 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 3, 2017 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 5050639.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through May 5, 2017. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 5050639. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance

Daniel R. Trolio

Chief Financial Officer

(860) 674-9977

dtrolio@horizontechfinance.com

Investor Relations and Media Contact:

The IGB Group

Scott Eckstein / Leon Berman

(212) 477-8261 / (212) 477-8438

seckstein@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31, 2017	December 31, 2016

Assets
Non-affiliate investments at fair value (cost of $188,446 and $211,627, respectively)	$180,114	$194,003
Cash	43,644	37,135
Interest receivable	4,586	6,036
Other assets	1,613	2,078
Total assets	$229,957	$239,252

Liabilities
Borrowings	$85,644	$95,597
Distributions payable	3,455	3,453
Base management fee payable	312	337
Incentive fee payable	430	—
Other accrued expenses	677	673
Total liabilities	90,518	100,060

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,676,723 and 11,671,966 shares issued and 11,515,181 and 11,510,424 shares outstanding as of March 31, 2017 and December 31, 2016, respectively	12	12
Paid-in capital in excess of par	179,600	179,551
Distributions in excess of net investment income	(485)	(397)
Net unrealized depreciation on investments	(8,332)	(19,463)
Net realized loss on investments	(31,356)	(20,511)
Total net assets	139,439	139,192
Total liabilities and net assets	$229,957	$239,252
Net asset value per common share	$12.11	$12.09

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2017	2016
Investment income
Interest income on non-affiliate investments	$6,279	$9,003
Prepayment fee income on non-affiliate investments	460	167
Fee income on non-affiliate investments	223	127
Total investment income	6,962	9,297
Expenses
Interest expense	1,316	1,534
Base management fee	974	1,284
Performance based incentive fee	430	1,099
Administrative fee	194	281
Professional fees	506	501
General and administrative	175	201
Total expenses	3,595	4,900
Net investment income	3,367	4,397
Net realized and unrealized gain (loss) on investments
Net realized loss on investments	(10,845)	(1,986)
Net unrealized appreciation (depreciation) on investments	11,131	(1,014)
Net realized and unrealized gain (loss) on investments	286	(3,000)
Net increase in net assets resulting from operations	$3,653	$1,397
Net investment income per common share	$0.29	$0.38
Net increase in net assets per common share	$0.32	$0.12
Distributions declared per share	$0.30	$0.345
Weighted average shares outstanding	11,512,853	11,538,003